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                                                                       Exhibit C

                              TRANSITION AGREEMENT

         This Transition Agreement ("Agreement") is entered into this 5th day of October, 2004 among E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), DuPont Photomasks, Inc., a Delaware corporation (the "Company"), and Toppan Printing Co., Ltd., a Japanese corporation ("Toppan").

                                    RECITALS

         WHEREAS, concurrently with the execution of this Agreement, the Company and Toppan are entering into an Agreement and Plan of Merger dated October 5, 2004 (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Toppan will merge with and into the Company and the Company will survive as a wholly owned subsidiary of Toppan (the "Merger");

         WHEREAS, DuPont and the Company are parties to that certain Corporate Tradename and Trademark Agreement entered into May 7, 1998, as amended (the "Trademark Agreement");

         WHEREAS, pursuant to the Trademark Agreement, DuPont granted (i) to the Company the non-assignable and non-exclusive license to use the tradename "DuPont" (the "Licensed Tradename") as part of the Company's Corporate Name (as such term is defined in the Trademark Agreement), or as part of the Corporate Name of an Affiliated Company (as such term is defined in the Trademark Agreement), and (ii) to the Company and its Affiliated Companies the non-exclusive and non-transferable right to use the trademark DuPont in Oval (the "Licensed Trademark") as part of its corporate logotype and for the sale of products manufactured by the Company, subject to the limitations set forth in the Trademark Agreement;

         WHEREAS, under Section 5.1(c) of the Trademark Agreement, upon consummation of the transactions contemplated by the Merger Agreement, DuPont will have the right to terminate the Trademark Agreement; and

         WHEREAS, in order to induce Toppan to enter into the Merger Agreement, DuPont, the Company and Toppan desire to enter into this Agreement.

         NOW, THEREFORE, the parties agree as follows:

1. Transition Period. Conditioned upon the effectiveness of the Merger in accordance with the terms of the Merger Agreement (the "Effective Date"), DuPont agrees to waive its right to terminate the Trademark Agreement during the period commencing on the Effective Date and ending on the six-month anniversary of the Effective Date (the "Transition Period").

2. Termination Date of Trademark Agreement. Notwithstanding Article 6 of the Trademark Agreement, the parties agree that the Company and its Affiliated Companies shall have no further right to the use of the Licensed Tradename or Licensed Trademark from and after the end of the Transition Period and the Trademark Agreement shall terminate as of such date. No notice of termination of the Trademark Agreement or of the Company's right to use the Licensed Tradename or Licensed Trademark shall be required for such termination. Toppan and the Company shall provide written notice to DuPont promptly following completion of the


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Transition Period, notifying DuPont of such completion and confirming that the Company has no further right to use the Licensed Tradename or Licensed Trademark and that the Company has (a) changed its tradename so that the word "DuPont" is omitted therefrom, (b) ceased using the word "DuPont" or any word similar thereto as, or as part of, its Corporate Name or in any other manner whatsoever, and (c) ceased using the Licensed Trademark.

3. Indemnity. Toppan shall indemnify and hold DuPont harmless from any and all losses, costs and liability (including, without limitation, attorney's fees, settlements, judgments and arbitration awards) that arise directly or indirectly from, or relate directly or indirectly to, the Company's use of the Licensed Tradename and Licensed Trademark following the Effective Date. This provision shall survive the termination of this Agreement.

4. Effectiveness. This Agreement shall be of no force or effect unless and until the execution of the Merger Agreement by each of the parties thereto.

5. Representations and Warranties. Each party represents and warrants to the other parties that:

         (a) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of the party, enforceable in accordance with its terms;

         (b) such party has the full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

         (c) no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such party for the consummation of the transactions contemplated by this Agreement; and

         (d) the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not violate or conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by such party under any material agreement or instrument to which it is a party or by which it is bound, or result in the creation of any lien upon any of the properties or other assets of such party, except for such violations, conflicts, losses, defaults, terminations, cancellations or liens as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the party.

6. Specific Performance. The parties hereto acknowledge that the parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to any party upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.


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7. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

         If to DuPont, to:

         E. I. du Pont de Nemours and Company
         1007 Market Street
         Wilmington, Delaware 19898
         Attention: Treasurer
         Facsimile: (302)774-7869

         with a copy (which shall not constitute notice) to:

         E. I. du Pont de Nemours and Company
         1007 Market Street
         Wilmington, Delaware 19898
         Attention: Corporate Secretary
         Facsimile: (302) 774-4031

         If to the Company, to:

         DuPont Photomasks, Inc.
         131 Old Settlers Boulevard
         Round Rock, Texas 78664
         Attention: General Counsel
         Facsimile: (512) 310-6544

         with a copy (which shall not constitute notice) to:

         Vinson & Elkins L.L.P.
         Terrace 7
         2801 Via Fortuna, Suite 100
         Austin, Texas  78746
         Attention: J. Nixon Fox, III
         Facsimile: 512.236.3216

         If to Toppan, to:

         Toppan Printing Co., Ltd.
         1 Kanda Izumi-cho,
         Chiyoda-ku, Tokyo 101-0024
         Japan
         Attention: General Manager of Legal Department
         Facsimile: +81.3.3835.1447


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         with copy (which shall not constitute notice) to:

         Squire, Sanders & Dempsey L.L.P.
         Ebisu Prime Squire Tower, 16F
         1-1-39 Hiroo
         Shibuya-ku, Tokyo 150-0012
         Japan
         Attention: Stephen E. Chelberg
         Facsimile: +81.3.5774.1818

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

8. Amendment and Waiver. This Agreement may not be changed orally and no waiver of compliance with any provision or condition hereof shall be effective unless evidenced by an instrument in writing duly executed by the proper party. Compliance with any of the covenants or conditions contained in this Agreement may be waived only by written instrument executed by the party entitled to enforce such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.

9. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.

10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


12. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

13. Entire Agreement; Severability. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (ii) is not intended to confer upon any other persons any rights or remedies hereunder. In case any provision in this Agreement shall be


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invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                            [SIGNATURE PAGE FOLLOWS]















                                                                  Execution Copy
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                            E. I. du Pont de Nemours and Company




                                            By:  /s/ JOHN P. JESSUP
                                                 -------------------------------
                                            Name:  John P. Jessup
                                            Title:  Vice President and Treasurer



                                            DuPont Photomasks, Inc.




                                            By:  /s/ MARSHALL TURNER
                                                 -------------------------------
                                            Name:  Marshall Turner
                                            Title:  Chief Executive Officer




                                            Toppan Printing Co., Ltd.




                                            By:  /s/ NAOKI ADACHI
                                                 -------------------------------
                                            Name:  Naoki Adachi
                                            Title:  President and CEO




                    [SIGNATURE PAGE TO TRANSITION AGREEMENT]